EXHIBIT 5.1
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                         September 3, 1997





Cadiz Land Company, Inc.
100 Wilshire Boulevard
Suite 1620
Santa Monica, California 90401-1115

Re:  Cadiz Land Company, Inc. (the "Company") - Registration on Form S-8

Ladies and Gentlemen:

     Our opinion has been requested in connection with the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about September 3, 1997 ("Registration Statement") relating to the offer and sale of 57,500 shares of the Company's no par value common stock (the "Shares") pursuant to outstanding options ("Outstanding Options") held by certain of the Company's present and former employees, officers and directors.

     We have examined such corporate records and other documents and have made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares, when issued pursuant to the terms of the Outstanding Options, will be duly authorized, legally issued, fully paid and non-assessable.

     We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the Untied States. This opinion is rendered to you solely in connection with the above-described transaction and may not be relied upon for any other purposes without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                              Very truly yours,


                              /s/  Miller & Holguin
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                                MILLER & HOLGUIN

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